Exhibit 8.2

Baker & McKenzie LLP 300 East Randolph Street, Suite 5000 Chicago, IL 60601 United States Tel: +1 312 861 8000 Fax: +1 312 861 2899 www.bakermckenzie.com

Asia Pacific

January 9, 2024

Physicians Realty Trust

309 N. Water Street, Suite 500

Milwaukee, Wisconsin 53202

Re:              Physicians Realty Trust - Qualification of Company Merger as a Reorganization

Ladies and Gentlemen:

We have acted as U.S. federal income tax counsel to Physicians Realty Trust, a Maryland real estate investment trust (the “Company”), in connection with the transactions contemplated by the Agreement and Plan of Merger dated as of October 29, 2023 (the “Agreement”), by and among the Company; Physicians Realty L.P., a Delaware limited partnership (the “Operating Partnership”); Healthpeak Properties, Inc., a Maryland corporation (“Parent”); DOC DR Holdco, LLC (f/k/a Alpine Sub, LLC), a Maryland limited liability company that is disregarded as an entity separate from Parent for U.S. federal income tax purposes (“Alpine Sub”); and DOC DR, LLC (f/k/a Alpine OP Sub, LLC), a Maryland limited liability company, whereby the Company will merge with and into Alpine Sub (the “Merger”), with Alpine Sub being the “Company Surviving Entity,” on the terms and conditions set forth therein. For purposes of this opinion, capitalized terms used and not otherwise defined herein shall have the meaning ascribed to them in the Agreement and references herein to the Agreement shall include all exhibits and schedules thereto.

We have examined (i) the Agreement, (ii) the registration statement of Parent on Form S-4, including the joint proxy statement/prospectus contained therein (the “Registration Statement”) and (iii) the representation letters of the Company and Parent (together with Alpine Sub) delivered to us for purposes of this opinion pursuant to Sections 7.15(a)(iii) and 7.15(b)(iii) of the Agreement (the “Representation Letters”). In addition, we have examined, and relied as to matters of fact upon, originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and made such other inquiries as we have deemed necessary or appropriate to enable us to render the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

In rendering this opinion, we have assumed, with your permission, that (i) the Merger will be effected in accordance with the Agreement, (ii) the factual statements concerning the Merger set forth in the Agreement and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Company Merger Effective Time, (iii) the representations made by the Company and by Parent (together with Alpine Sub) in their respective Representation Letters and in the Agreement are true, complete and correct and will remain true, complete and correct at all times up to and including the Company Merger Effective Time, (iv) any representations or statements made in the Agreement or the Representation Letters “to the knowledge of”, or based on the belief of the Company, Parent or Alpine Sub, or similarly qualified, are true, complete and correct and will remain true, complete and correct at all times up to and including the Company Merger Effective Time, in each case without such qualification and (v) all applicable reporting requirements have been or will be satisfied. We have also assumed that the parties have satisfied and complied with and, if applicable, will continue to satisfy and comply with, the relevant covenants and obligations contained in the Agreement and the various other documents related thereto. If any of the above described assumptions are untrue for any reason, the conclusions stated in our opinion might be adversely affected.

Based upon the foregoing, and subject to the limitations, qualifications and assumptions stated herein, in our opinion the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign laws, or with respect to other areas of U.S. federal taxation. We do not express any opinion herein concerning any law other than the federal law of the United States.

Our opinion is based on current statutory, regulatory and judicial authority, any of which might be changed at any time with retroactive effect. We disclaim any undertaking to advise you of any subsequent changes of the matters stated, represented or assumed herein or any subsequent changes in applicable law, regulations or interpretations thereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm name therein under the captions “Material U.S. Federal Income Tax Consequences of the Company Merger” and “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

To ensure compliance with requirements by the Internal Revenue Service, we inform you that: (i) any U.S. federal tax advice contained in this document (including any attachment) is not intended or written by us to be used, and cannot be used, by any taxpayer for the purpose of avoiding tax penalties under the Code; (ii) such advice was written in connection with the promotion or marketing of the transactions or matters addressed herein; and (iii) taxpayers should seek advice based on their particular circumstances from an independent tax advisor.

Very truly yours,

/s/ Baker & McKenzie, LLP

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